Exhibit 99.1

News Release

Cliffs Natural Resources Inc. Provides Update on

2011 Expected Results and 2012 Outlook

Company Poised to Produce an Anticipated $1.9 Billion in

Cash Flow from Operations in 2012

CLEVELAND – Jan. 26, 2012 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today provided an update on its 2011 expected results by business segment, along with its business segment outlook for 2012. Cliffs will report its complete fourth-quarter and full-year results on Feb. 15, 2012, and hold a conference call with the investment community at 10 a.m. on Feb. 16, 2012 (additional conference call information below).

U.S. Iron Ore

Cliffs expects to report full-year 2011 revenue per ton in its U.S. Iron Ore business segment at the low end of its previous 2011 revenue per ton outlook of $135—$140, with a rate of approximately $120 per ton in the fourth quarter. The fourth-quarter rate was driven by sales mix and retroactive pricing adjustments recorded for specific contracts during the quarter. The Company expects to report full-year sales volume and cash cost per ton in line with its previous outlook of 24 million tons and $63 per ton, respectively.

Eastern Canadian Iron Ore

Cliffs expects to report full-year 2011 sales volumes of 7.4 million tons in its Eastern Canadian Iron Ore segment, down from its previous outlook of 8 million tons. The lower-than-anticipated sales volumes were driven by lower pellet sales volume resulting from operational challenges at Wabush Mine. During the fourth quarter, Wabush experienced a number of crusher, dryer and other equipment outages, resulting in lack of pellet availability.

In addition, Cliffs expects to report 2011 revenue per ton in Eastern Canadian Iron Ore slightly below its previous outlook of $160—$165. Full-year cash cost per ton in the segment are expected to be at the high end of Cliffs’ previous outlook of $90—$95. Higher cash costs per ton were primarily driven by the challenges at Wabush, which included a $4 per ton impact from lower fixed cost leverage and unplanned fourth-quarter repair spending.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

Cliffs expects to report full-year 2011 sales volumes of 8.6 million tons in its Asia Pacific Iron Ore segment, down from its previous outlook of 8.8 million tons. The lower-than-anticipated sales volumes were due to timing of two shipments, one from Koolyanobbing and one from Cockatoo Island.

Revenue per ton in Asia Pacific Iron Ore is expected to be in line with Cliffs’ previous outlook of $155—$160. Primarily as a result of higher mining costs, Cliffs expects to report cash cost per ton in Asia Pacific Iron Ore of approximately $66, slightly higher than its previous outlook of $60—$65 per ton.

North American Coal

Cliffs’ Pinnacle Mine generated strong results in the fourth quarter, with production of over 600,000 tons of low-volatile metallurgical coal expected to be reported. In addition, Oak Grove Mine achieved year-end inventory of approximately 1.9 million tons of raw coal (or 740,000 tons of clean coal equivalent) in the fourth quarter. As a result, Cliffs anticipates reporting full-year 2011 production in its North American Coal segment of over 5 million tons and sales volume of approximately 4.2 million tons, slightly higher than its previous outlook. Full-year 2011 revenue per ton in North American Coal is expected to be at the high end of Cliffs’ previous outlook of $115—$120, with cash costs per ton expected to be approximately $112 per ton.

Other 2011 Expectations

Cliffs anticipates reporting 2011 cash flow from operations of approximately $2.3 billion and capital spending of $880 million for the year. The Company noted it anticipates recording a $28 million pre-tax, goodwill impairment charge in the fourth quarter related to its coal operations that were acquired from INR Energy in 2010. Cliffs also noted that its fourth-quarter effective income tax rate is expected to be approximately 36%. For the full year, the effective tax rate is expected to be approximately 19%, slightly above Cliffs’ previous outlook of 18%.

Cliffs’ 2012 Outlook

In 2012, Cliffs anticipates selling approximately half of its over 45 million tons of expected global iron ore sales volume to seaborne customers in Asia, with remaining volumes sold to North American customers. The Company expects modest 2012 growth in the U.S. economy, supporting healthy demand for Cliffs’ U.S. Iron Ore business. Conversely, the Company expects meaningful growth in emerging economies, specifically China, where crude steel production and iron ore imports are anticipated to reach record annual levels.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Given these expectations, Cliffs anticipates an average 2012 spot price for 62% Fe seaborne iron ore of approximately $150 per ton (C.F.R. China), a price serving as the basis for the iron ore business outlook below.

U.S. Iron Ore 2012 Outlook (Long tons)

For 2012, the Company is maintaining its expected sales volume in U.S. Iron Ore of approximately 23 million tons.

U.S. Iron Ore revenue per ton is expected to be approximately $115—$125, based on the following assumptions:

•	2012 U.S. blast furnace utilization of approximately 70%—75%
•	2012 average hot rolled steel pricing of $700—$750 per ton

In addition, the revenue-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenue per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs’ supply agreements).

Cliffs’ full-year 2012 U.S. Iron Ore cash cost per ton expectation is approximately $60—$65. Depreciation, depletion and amortization for full-year 2012 is expected to be approximately $5 per ton. Cliffs also expects its U.S. Iron Ore 2012 production volume of approximately 22 million tons.

Eastern Canadian Iron Ore 2012 Outlook (Metric Tons, F.O.B. Eastern Canada)

For 2012, the Company is maintaining its previously disclosed Eastern Canadian Iron Ore expected sales and production volume of approximately 12 million tons.

Cliffs’ full-year 2012 Eastern Canadian Iron Ore revenue-per-ton outlook is approximately $135—$145, assuming a product mix of approximately two-thirds iron ore concentrate and one-third iron ore pellets. Full-year 2012 cash costs per ton in Eastern Canadian Iron Ore are expected to be approximately $70—$75. Depreciation, depletion and amortization is expected to be approximately $19 per ton for full-year 2012.

Asia Pacific Iron Ore 2012 Outlook (Metric tons, F.O.B. the port)

Cliffs is maintaining its full-year 2012 Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. Cliffs’ full-year 2012 Asia Pacific Iron Ore revenue-

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

per-ton outlook is approximately $135—$145, assuming a product mix of approximately half lump and half fines iron ore.

Full-year 2012 Asia Pacific Iron Ore cash cost per ton is expected to be approximately $65—$70, which assumes an U.S./Australian dollar exchange rate of $1.03 for 2012. Cliffs anticipates depreciation, depletion and amortization to be approximately $13 per ton for full-year 2012.

North American Coal 2012 Outlook (Short tons, F.O.B. the mine)

Cliffs is maintaining its 2012 North American Coal sales and production volume expectations of approximately 7.2 million tons and 6.6 million tons, respectfully. Sales volume mix is anticipated to be approximately 4.3 million tons of low-volatile metallurgical coal and 1.8 million tons of high-volatile metallurgical coal, with thermal coal making up the remainder of the expected sales volume.

Cliffs’ North American Coal 2012 revenue-per-ton expectation is approximately $140—$150. Cash cost per ton is anticipated to be approximately $105—$110, including the impact of sales from higher cost inventory stockpiles at Oak Grove Mine related to the operation’s recovery from severe weather in 2011. Full-year 2012 depreciation, depletion and amortization is expected to be approximately $16 per ton.

The following table provides a summary of Cliffs’ 2012 guidance for its four business segments:

	2012 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	23	12	11	7.2
Revenue per ton	$115—$125	$135—$145	$135—$145	$140—$150
Cash cost per ton	$60—$65	$70—$75	$65—$70	$105—$110
DD&A per ton	$5	$19	$13	$16

(1)	U.S. Iron Ore tons and are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

2012 Cash Flow from Operations and Capital Budget

For 2012, based on the above outlook, Cliffs would generate an anticipated $1.9 billion in cash flow from operations.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs is maintaining the 2012 capital expenditures budget previously disclosed on Jan. 19, 2012. This $1 billion budget was comprised of approximately $300 million in sustaining capital and $700 million in growth and productivity-improvement capital.

Conference Call Information

Cliffs intends to announce unaudited 2011 fourth-quarter financial results after the U.S.-market close Wednesday, Feb. 15, 2012, and invites interested parties to listen to a live broadcast of a conference call with securities analysts and institutional investors to discuss the results at 10 a.m. ET on Thursday, Feb. 16, 2012. The call can be accessed at www.cliffsnaturalresources.com.

If you are unable to participate during the live webcast, the call will be archived at http://www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. The Company also has a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. In addition, Cliffs has a major chromite project, in the pre-feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking” statements within the safe harbor protections of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including: the uncertainty or weakness in global economic and/or market conditions; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period of time; Cliffs’ ability to achieve the synergies and the strategic and other objectives related to the acquisition of Consolidated Thompson; the outcome of any contractual disputes with our customers or significant suppliers of energy, materials or services; our ability to successfully complete the repair and refurbishment work at the Oak Grove Mine in the expected time frame; the amount and timing of any insurance recovery proceeds with respect to Oak Grove Mine; the impact of

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

price-adjustment factors on our sales contracts; availability of capital equipment and component parts; the failure of plant, equipment or processes to operate as anticipated; unanticipated downturns in business relationships with customers or their purchases from us; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; our ability to obtain any permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; new laws and governmental regulations; the ability to achieve planned production rates or levels; our actual economic ore reserves; reductions in current resource estimates; the ability to maintain adequate liquidity and successfully implement our financing plans; and problems or uncertainties with productivity, third-party contractors, labor disputes, weather conditions, natural disasters, tons mined, changes in cost factors, the supply or price of energy, transportation, mine-closure obligations and employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Global Communications

(216) 694-5316

# # #

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544